SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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Filed by a party other than the registrant ☐
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☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☑ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material pursuant to Rule 14a-12
CREDIT ACCEPTANCE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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(1)	Title of each class of securities to which transaction applies:

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Supplement to Proxy Statement
Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339
     The following supplements and amends the definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 10, 2009 (the “2009 Proxy Statement”), by Credit Acceptance Corporation (the “Company”). This supplement to the 2009 Proxy Statement is first being made available to shareholders of the Company on April 16, 2009.
EXPLANATORY NOTE
     The Company is revising certain information contained in the 2009 Proxy Statement in order to properly reflect the number of restricted stock units granted to Brett A. Roberts, Chief Executive Officer of the Company, under the Company’s Incentive Compensation Plan prior to April 6, 2009, appearing on page 24 of the 2009 Proxy Statement. After filing the 2009 Proxy Statement, it was discovered that the Previously Granted Awards Table reflected only Mr. Roberts’ 180,000 previously granted restricted stock units that are currently unvested rather than both his previously granted vested and unvested restricted stock units, totalling 300,000 restricted stock units. The Previously Granted Awards Table below has been revised to indicate the correct restricted stock unit information for Mr. Roberts. Except for the correction of Mr. Roberts’ restricted stock unit information, there are no revisions to the 2009 Proxy Statement.

	Previously Granted Awards
	Restricted	Restricted
	Stock	Stock Units
Name and position	(#)	(#)

Brett A. Roberts, Chief Executive Officer	53,138	300,000
Steven M. Jones, President	36,431	150,000
Kenneth S. Booth, Chief Financial Officer	13,926	22,500
Michael P. Miotto, Chief Information Officer	10,487	27,500
All Executive Officers as a Group (8 persons)	128,857	550,000
Non-Executive Officer Employee Group	65,964	205,000

	194,821	755,000